Exhibit 99.1

X4 Pharmaceuticals Announces $125 Million Capital Infusion from $105
Million Sale of Priority Review Voucher and $20 Million Drawdown from
Existing Loan Facility

$125 million of non-dilutive capital extends projected cash runway into late 2025, excluding expected commercial sales from XOLREMDI™ (mavorixafor)

XOLREMDI, the first drug indicated in patients with WHIM syndrome, received U.S. FDA approval in April 2024

BOSTON, May 9, 2024 – X4 Pharmaceuticals (Nasdaq: XFOR), a company driven to improve the lives of people with rare diseases of the immune system, today announced that it has completed the sale of its Rare Pediatric Disease Priority Review Voucher (PRV) to an undisclosed purchaser for $105 million and that it has drawn an additional tranche of $20 million under its existing loan facility with Hercules Capital, Inc. (NYSE: HTGC). Both transactions result from the U.S. Food and Drug Administration (FDA) approval of the company’s first product, XOLREMDI™ (mavorixafor), in late April.

“This infusion of non-dilutive capital provided by these transactions extends our projected cash runway into late 2025, excluding expected commercial product sales, and provides us with additional financial strength and flexibility as we execute on the XOLREMDI launch in WHIM syndrome and continue to advance mavorixafor into a potential second indication, with the planned initiation of a Phase 3 trial this quarter in certain chronic neutropenic disorders,” said Adam Mostafa, Chief Financial Officer of X4 Pharmaceuticals.

Under the Rare Pediatric Disease program, the FDA awards PRVs to sponsors of rare pediatric disease product applications that meet certain criteria to encourage development of new drugs and biologics for the prevention and treatment of rare pediatric diseases. The term loan facility with Hercules Capital provides for up to $115 million of term loans in the aggregate, available to be funded in multiple tranches, and is in an interest-only period until July 2027. The $105 million of gross funds received from the sale of the PRV and the $20 million drawn from the existing loan facility add to the $82 million in cash, cash equivalents, restricted cash, and short-term marketable securities reported as of March 31, 2024.

About WHIM Syndrome and XOLREMDI™ (mavorixafor)
WHIM (warts, hypogammaglobulinemia, infections and myelokathexis) syndrome is a rare, combined primary immunodeficiency and chronic neutropenic disorder; people with WHIM syndrome characteristically have low blood levels of neutrophils (neutropenia) and lymphocytes (lymphopenia), and as a result, experience serious and/or frequent infections. XOLREMDI (mavorixafor) is a selective CXCR4 receptor antagonist approved in the U.S. for use in patients 12 years of age and older with WHIM syndrome to increase the number of circulating mature neutrophils and lymphocytes.

About X4 Pharmaceuticals
X4 is delivering progress for patients by developing and commercializing innovative therapies for those with rare diseases of the immune system and significant unmet needs. Leveraging our expertise in CXCR4 and immune system biology, we have successfully developed mavorixafor, which has received U.S. approval as XOLREMDI™ (mavorixafor) capsules in its first indication. We are also evaluating the use of mavorixafor in additional potential indications. X4 corporate headquarters are in Boston, Massachusetts and our research center of excellence is in Vienna, Austria. For more information, please visit our website at www.x4pharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, implied or express statements regarding X4’s plans with respect to the use of the PRV sale proceeds and the drawdown from the loan facility with Hercules; X4’s expected cash runway with the PRV sale proceeds and the drawdown from the loan facility with Hercules and its existing cash balance as of March 31, 2024; X4’s commercialization plans and ongoing efforts with respect to XOLREMDI and the expected timing thereof; X4’s continued advancement of mavorixafor into a second indication, including timing of the initiation of a Phase 3 clinical trial in the second quarter of 2024 in certain chronic neutropenic disorders; and other statements regarding X4’s future operations, financial performance, financial position, prospectus, objectives and other future events. Any forward-looking statements in this press release are based on management's current expectations and beliefs. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond X4’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: unanticipated costs and expenses may be greater than anticipated; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; delays, interruptions or failures in the manufacture and supply of our products; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and other risks and uncertainties, including those described in the section entitled “Risk Factors” in X4’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 7, 2024, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

Company Contact:
José Juves
Head of Corporate & Patient Affairs
jose.juves@x4pharma.com

Investor Contact:
Daniel Ferry
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576